Exhibit 99.2

Kezar Board Unanimously Rejects Unsolicited Concentra Proposal and Adopts Limited

Duration Stockholder Rights Plan

SOUTH SAN FRANCISCO, Calif., Oct. 17, 2024 – Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company developing novel small molecule therapeutics to treat unmet needs in immune-mediated diseases, today announced that its Board of Directors (the “Board”) has unanimously rejected the previously disclosed unsolicited, non-binding proposal from Concentra Biosciences, LLC (“Concentra”) to acquire all of the outstanding shares of common stock of Kezar for cash consideration of $1.10 per share, plus a contingent value right that represents the right to receive 80% of the net proceeds from any out-license or disposition of Kezar’s development programs or intellectual property.

After careful consideration and with the assistance of its independent financial and legal advisors, the Board unanimously concluded that the Concentra proposal substantially undervalues the Company. The proposal would result in an implied equity value for Kezar stockholders that is materially below Kezar’s available liquidity and fails to provide adequate value to reflect the significant potential of zetomipzomib as a therapeutic candidate. Accordingly, the Board determined that the proposal is not in the best interests of Kezar and its stockholders. In addition, in response to Concentra’s proposal and Concentra and its affiliates’ rapid accumulation of 9.9% of Kezar’s outstanding common stock, the Board has adopted a limited duration stockholder rights plan, effective immediately (the “Rights Plan”).

“Kezar continues to experience a significant and ongoing dislocation in the trading price of its common stock which does not reflect its fundamental value,” said Graham Cooper, Chairman of the Board. “We intend the Rights Plan to enable all of our stockholders to realize the long-term value of their investment. The Rights Plan should reduce the likelihood that any person or group gains control of Kezar through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of all stockholders.”

The Rights Plan does not prevent the Board from engaging with parties or accepting an acquisition proposal, including from Concentra, if the Board believes that it is in the best interests of Kezar and all of its stockholders. The Rights Plan is similar to other plans adopted by publicly held companies in comparable circumstances, and does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future Board to redeem the rights.

In connection with the adoption of the Rights Plan, the Board declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Kezar’s common stock as of the close of business on October 28, 2024, the record date. The Rights will be exercisable only if a person or group (an “Acquiring Person”) acquires or launches a tender or exchange offer to acquire beneficial ownership (which includes certain synthetic equity interests) of 10% or more of Kezar’s outstanding common stock (15% in the case of a passive institutional investor as described in the Rights Plan). Any stockholders with beneficial ownership of Kezar’s outstanding common stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Plan. Once the Rights become exercisable, each Right will entitle its holder (other than any Acquiring Person, whose Rights will become void) to purchase, for $7.16, additional shares of Kezar’s common stock having a market value of twice such exercise price. In addition, the Rights Plan has customary flip-over and exchange features.

The Rights Plan will expire on October 17, 2025, unless the Rights are earlier redeemed or exchanged by Kezar.

Kezar stockholders do not need to take any further action at this time.

Additional information regarding the Rights Plan will be contained in a Form 8-K to be filed by Kezar with the U.S. Securities and Exchange Commission.

About Kezar Life Sciences

Kezar Life Sciences is a clinical-stage biopharmaceutical company developing novel small molecule therapeutics to treat unmet needs in immune-mediated diseases. For more information, visit www.kezarlifesciences.com, and follow us on LinkedIn, Facebook, Twitter and Instagram.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “can,” “should,” “expect,” “believe,” “potential,” “anticipate” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Kezar’s future results or performance to differ materially from those expressed or implied by the forward-looking statements. There can be no assurance that the non-binding proposal or any other acquisition proposal will result in a formal offer or that any such offer will ultimately result in a completed transaction. Many factors may cause differences between current expectations and actual results, including those factors that are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor and Media Contact:

Gitanjali Jain

Senior Vice President, Investor Relations and External Affairs

Kezar Life Sciences, Inc.

gjain@kezarbio.com